Exhibit 10.39

EXECUTION COPY

[MODULE AMENDMENT]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Agreement”), is made and entered into as of this 31st day of July, 2007, between MODULE (DE) LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and TOWER AUTOMOTIVE PRODUCTS COMPANY, INC., a Delaware corporation, and TOWER AUTOMOTIVE TOOL LLC, a Michigan limited liability company (singly and collectively as the context may required, “Tenant”) with an address at 27175 Haggerty Road, Novi, Michigan, 48377.

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated as of April 10, 2002, (the “Original Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain property located in Auburn, IN, Bluffton, OH, and Milan, TN (collectively, the “Premises”), as more specifically described in the Original Lease, which Original Lease was amended by that certain First Amendment to Lease, dated as of November 15, 2002 (the “First Lease Amendment”, and, together with the Original Lease, collectively, the “Lease”); and

WHEREAS, on February 2, 2005 (the “Petition Date”) Tenant filed petitions under chapter 11 of Title 11 of the United States Code (11 U.S.C. §§ 101-1330 et. seq., the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for, among other things, a reduction of Basic Rent (as defined in the Lease), and an option exercisable by Tenant to cause the sale of certain of the Premises to a third party, all pursuant to the terms and provisions set forth in this Agreement; and

WHEREAS, Landlord and Tenant intend that, except where expressly specified, the terms of this Amendment shall be conditioned on: (a) the Bankruptcy Court’s entry of a final order, in form acceptable to Landlord in its sole discretion, authorizing Tenant’s assumption of the Lease pursuant to Section 365 or 1123(b) (subject to Section 365) of the Bankruptcy Code and (b) with respect to such order, all applicable periods shall have passed without an appeal or motion for reconsideration having been filed or with any such appeal or motion for reconsideration having been finally resolved in favor of affirming such order as it concerned the Lease (the “Final Assumption Order” and the date such order becomes the Final Assumption Order, the “Final Assumption Order Date”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree, on the condition of a Final Assumption Order, to amend the Lease as follows:

1. Paragraph 2 of the Lease, entitled Definitions, is hereby amended by deleting the definition of “Relevant Amount” and “Lease” and adding the following:

“Designee” shall mean the Designee as defined in Paragraph 33(a).

“Floor Net Sale Price” of each of the Release Premises shall mean the amount set forth opposite such Release Premises on Exhibit “H” hereto.

“Lease” shall mean the Original Lease as amended by the First Amendment to Lease Agreement between Landlord and Tenant, dated as of November 15, 2002, as further amended by the Second Lease Amendment.

“Purchase Option Closing Date” shall mean the Purchase Option Closing Date as defined in Paragraph 33(b).

“Original Lease” shall mean the Lease Agreement between Landlord and Tenant, dated as of April 10, 2002.

“Relevant Amount” shall mean the Release Premises Amount, the Termination Amount or the Default Termination Amount, as the case may be.

“First Basic Rent Reduction Date” shall mean the date on which all of the following conditions have been met: (i) the written approval by Lender of the Second Lease Amendment, (ii) the written approval by Landlord’s operating committee of the Second Lease Amendment, (iii) receipt by Landlord of a Guarantors’ Certificate duly executed by Guarantors, dated as of the date of the Second Lease Amendment, and reaffirming all of the Guarantors’ guaranties, obligations, representations, covenants and warranties under the Guaranty, (iv) receipt by Landlord of an environmental report prepared by and certified to by a reputable company acceptable to Landlord in its sole discretion, certifying that all press pits located on any of the Release Premises have been cleaned in accordance with Environmental Laws and that no Environmental Violation exists with regard to such press pits, and (v) the effective date of any confirmed Chapter 11 plan for Tenant (the “Plan Effective Date”) shall have occurred and Tenant shall not have rejected the Lease prior to the Plan Effective Date.

“Release Premises” shall mean any of the Milan Premises and Bluffton Premises.

“Release Premises Amount” shall mean Release Premises Amount as defined in Paragraph 33(a).

“Second Lease Amendment” shall mean the Second Amendment to the Lease, dated as of July 31, 2007.

2. Paragraph 21 of the Lease, entitled Assignment and Subletting: Prohibition against Leasehold Financing, is hereby amended by inserting “and Paragraph 33” immediately after “Subject to the provisions of Paragraph 35” in the first line of Subparagraph (h) thereof, and by inserting the following Subparagraph (i) immediately after Subparagraph (h) thereof:

(i) In the event of a single transaction or series of transactions (including any interim merger or consolidation), whereby Tenant enters into an agreement to sell or convey, transfer or lease all or substantially all of its assets with respect to a Related Premises, a group of Related Premises or all of Tenant’s assets (each an “Asset Transfer”) to any Person such that the Asset Transfer would be deemed an assignment of all or a portion of this Lease, Tenant shall have the right to conduct an Asset Transfer to a Person without Landlord’s and Lender’s consent if the following conditions are met: (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity; and (ii) this Lease is assigned to and assumed by such Person as a part of such Asset Transfer. As used herein, a “Credit Entity” shall mean any Person that immediately following such assignment or subletting and having given effect thereto will have a publicly traded unsecured senior debt rating of “Baa2” or better from Moody’s or a rating of “BBB” or better from S&P (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency and will not be on “Negative Credit Watch”), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender. To the extent a permitted Asset Transfer requires a bifurcation of this Lease into two leases, one for each Related Premises (each a “Bifurcated Lease”), this Lease shall be bifurcated at Tenant’s Cost, and the Basic Rent under each such Bifurcated Lease shall be allocated between each of the Related Premises as provided in Exhibit F of this Lease. Notwithstanding anything to the contrary contained in this Lease, in the event that an Asset Transfer shall result in Landlord being required to defease the Loan on any date after the Final Assumption Order Date, Tenant shall pay and reimburse Landlord for all Costs in connection with such defeasance.

3. Paragraph 33 of the Lease, entitled Intentionally Deleted, is hereby deleted and the following Paragraph 33, entitled Option to Cause Purchase, is inserted in lieu thereof:

(a) Landlord does hereby give and grant to Tenant the option to cause to be purchased (the “Purchase Option”), the Release Premises by a third-party buyer (the “Designee”) (i) for a purchase price equal to or in excess of the applicable Floor Net Sale Price for the Release Premises (the “Release Premises Amount”), (ii) subject to a purchase and sale agreement acceptable to Landlord in Landlord’s sole discretion and the payment by Tenant, or its designee, of all Costs incurred by Landlord in connection with the Purchase Option, and (iii) on any date (the “Option Purchase Date”) which is mutually agreeable to Landlord and Tenant. If Tenant desires to exercise this Purchase Option, yet is unable to procure a purchaser willing and able to pay an amount at least equal to the Floor Net Sale Price, then Tenant may only exercise this Purchase Option if, in addition to payment by said purchaser of the applicable purchase price, Tenant pays Landlord on the Purchase Option Closing Date the difference between the purchase price actually paid by such purchaser to Landlord and the Floor Net Sale Price for the Release Premises sold. If Tenant intends to exercise the Purchase Option, Tenant shall give written notice (the “Option Exercise Notice”) to Landlord to such effect not later than one hundred twenty (120) days prior to the scheduled Option Purchase Date. Notwithstanding anything to the contrary contained in this Lease, Tenant may not exercise the Purchase Option with respect to the Bluffton Premises until the later to occur of December 31, 2009, and Tenant having seized all operations at the Bluffton Premises.

(b) If Tenant shall exercise the Purchase Option, then, subject to the compliance by Tenant of all terms of this Lease, on the later to occur of (i) the Option Purchase

Date or (ii) the date when Tenant has satisfied all Monetary Obligations, including the payment obligations under Paragraph 33(a) (such later date, the “Purchase Option Closing Date”), Landlord shall convey the Release Premises to Designee in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant’s option to purchase hereunder. IF THIS LEASE SHALL TERMINATE FOR ANY REASON PRIOR TO THE DATE ORIGINALLY FIXED HEREIN FOR THE EXPIRATION OF THE TERM, OR IF TENANT SHALL FAIL TO GIVE THE AFORESAID NOTICE OF INTENTION TO PURCHASE PRIOR TO TWELVE MONTHS BEFORE THE END OF THE TERM, TIME BEING OF THE ESSENCE, THE OPTION PROVIDED IN THIS PARAGRAPH 33 AND ANY EXERCISE THEREOF BY TENANT SHALL CEASE AND TERMINATE AND SHALL BE NULL AND VOID. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF THE PURCHASE OPTION.

4. Paragraph 20 of the Lease, entitled Procedures upon Purchase, is hereby amended by inserting “or cause to be paid to Landlord” after Landlord in line three (3) of Subparagraph (b), and by deleting Subparagraph (a) in its entirety and adding the following Subparagraphs (a) in lieu thereof:

(a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to this Lease or, in connection with the exercise of the Purchase Option, by the Designee, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

5. Paragraph 1 of Exhibit “D” of the Lease, entitled Basic Rent: Additional Basic Rent, is hereby amended by deleting Subparagraph 1(a) in its entirety and adding the following Subparagraph 1(a) in lieu thereof:

1. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit “D”:

(a) (i) Basic rent (“Basic Rent”) payable for each annual period from the date of the Original Lease until the First Basic Rent Reduction Date shall be [*] per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of [*] each. Due to the adjustments provided for in Paragraphs 2, 3 and 4 of this Exhibit “D”, annual Basic Rent payable as of the date of this Agreement is [*] per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of [*] each.

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(ii) Subject to the adjustments provided for in Subparagraphs (iii) through (vi) of this Paragraph 4(a) and subject further to Paragraphs 2, 3 and 4 of this Exhibit “D”:

(A) On the First Basic Rent Reduction Date Tenant shall be entitled to a credit against annual Basic Rent in an amount equal to [*] per Lease Year (“Credit”) which credit shall be deducted in equal quarterly installments on each Basic Rent Payment Date for the remainder of the Term.

(B) Provided no Event of Default has occurred which remains uncured as of the date of the First Basic Rent Reduction Date and, provided further that Tenant has satisfied all Monetary Obligations as of such date, if the First Basic Rent Reduction Date does not occur on a Basic Rent Payment Date, Tenant shall be entitled to a per diem credit in an amount equal to [*] for each day commencing on the First Basic Rent Reduction Date up to and including the day immediately preceding the next occurring Basic Rent Payment Date. The amount of this credit shall be deducted by Tenant from the quarterly Basic Rent payable on the Basic Rent Payment Date immediately following the First Basic Rent Reduction Date.

(iii) Subject to the adjustments provided for in Subparagraphs (iv), (v) and (vi) of this Paragraph 4(a) and subject further to Paragraphs 2, 3 and 4 of this Exhibit “D”:

(A) Commencing on the date on which the first Purchase Option Closing Date occurs (the “First Purchase Option Closing Date”), annual Basic Rent then payable shall be reduced by an amount equal to: (a) the Release Premises Amount multiplied by 12.08 percent (the “First Reduction Amount”) minus (b) the Credit. If the Credit exceeds the First Reduction Amount, then Basic Rent shall not be reduced and that portion of the Credit which is in excess of the First Reduction Amount (the “Remaining Credit”) shall be taken into account when Basic Rent is adjusted in connection with a Subsequent Purchase Option Closing. (By way of two examples: (1) if the Release Premises Amount equals [*], the First Reduction Amount equals [*], yet since [*] exceed this amount, Basic Rent after the First Purchase Option Closing Date remains the same and the Remaining Credit is [*]; (2) if the Release Premises Amount equals [*], the First Reduction Amount equals [*] minus the Credit equals [*]; if annual Basic Rent prior the First Purchase Option Closing Date was [*], such annual Basic Rent is reduced by [*], providing for annual Basic Rent after the First Purchase Option Closing Date of [*] and the Remaining Credit is $0.00.)

(B) The amount of Basic Rent resulting from this calculation shall be payable henceforth for each annual period in respect of the remainder of the Term, payable quarterly in advance on each subsequent Basic Rent Payment Date.

(C) If the First Purchase Option Closing Date does not occur on a Basic Rent Payment Date and, provided further that quarterly Basic Rent is reduced pursuant to Subsection 1(a)(iii)(A) above, Tenant shall be entitled to a per diem credit for the difference, if any, in Basic Rent for each day commencing on the First Purchase Option Closing Date up to

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and including the day immediately preceding the next occurring Basic Rent Payment Date. The amount of this credit shall be deducted by Tenant from the quarterly Basic Rent payable on the Basic Rent Payment Date immediately following the First Purchase Option Closing Date.

(iv) Subject to the adjustments provided for in Subparagraphs (v) and (vi) of this Paragraph 4(a) and subject further to Paragraphs 2, 3 and 4 of this Exhibit “D”:

(A) Commencing on the date of the Purchase Option Closing Date occurring subsequent to the First Purchase Option Closing Date (the “Subsequent Purchase Option Closing Date”), annual Basic Rent then payable shall be reduced by an amount equal to: (a) the Release Premises Amount times 12.08 percent (the “Second Reduction Amount”) minus the Remaining Credit, if any.

(B) The amount of Basic Rent resulting from this calculation shall be payable henceforth for each annual period in respect of the remainder of the Term, payable quarterly in advance in equal installments on each subsequent Basic Rent Payment Date.

(C) If the Subsequent Purchase Option Closing Date does not occur on a Basic Rent Payment Date and, provided further that quarterly Basic Rent is reduced pursuant to Subsection 1(a)(iv)(A) above, Tenant shall be entitled to a per diem credit for the difference in Basic Rent for each day commencing on the Subsequent Purchase Option Closing Date up to and including the day immediately preceding the next occurring Basic Rent Payment Date. The amount of this credit shall be deducted by Tenant from the quarterly Basic Rent payable on the Basic Rent Payment Date immediately following the First Purchase Option Closing Date.

(v) Notwithstanding anything to the contrary in Subparagraphs 1(iii) and (iv) hereinabove, in no event shall any reduction of Basic Rent exceed the amount of Basic Rent allocated (in accordance with Exhibit F ) to the sold Release Premises immediately prior to the sale of such Release Premises.

(vi) Pro rata Basic Rent for the period from the date of the Original Lease through the twenty-fourth day of April, 2002 has been paid on the date of the Original Lease, and pro rata Basic Rent for the period from the twenty-fifth day of the last month of the Term through the last day of the last month of the Term shall be paid with the final quarterly installment of Basic Rent.

6. Paragraph 36 of the Lease, entitled Security Deposit, is hereby amended by deleting Subparagraph (d) in its entirety and adding the following Subparagraph (d) in lieu thereof:

(d) Notwithstanding anything to the contrary in Subparagraphs (a) through (c) and (d) of this Paragraph 36, on the first anniversary of the First Purchase Option Closing Date, Landlord may draw on the Letter of Credit or withdraw from the Cash Security Deposit or Proceeds Deposit the entire amount of the Security Deposit which Landlord may use towards the reimbursement of defeasance Costs incurred in connection with the release of the Release Premises from the Loan or to defease the Loan in its entirety, and Landlord shall not be obligated to return the Security Deposit or any portion thereof to Tenant. Tenant shall not be obligated to pay or reimburse Landlord for Loan defeasance cost in excess of the amount Landlord received (or shall have received) pursuant to this Subparagraph (d).

7. (a) Except as set forth in Subparagraph 6(b) of this Agreement, the terms of this Agreement shall be of no force or effect until the Final Assumption Order Date.

(b) Notwithstanding anything to the contrary in this Agreement, the following obligations shall be binding and enforceable upon the parties’ execution of this Agreement: (i) Landlord’s agreement to amend the Lease subject to the terms and conditions of this Agreement upon the Final Assumption Order Date, (ii) Tenant shall make a good faith effort to procure a Final Assumption Order effective as of the Plan Effective Date as part of and simultaneously with the confirmation of a plan of reorganization for or involving Tenant, and (iii) Subparagraph 6(a) of this Agreement.

8. In partial exchange for the lease concessions made herein by Landlord, Tenant agrees, effective as of entry of the Final Assumption Order, to waive and release Landlord and its affiliates and all of their respective officers, directors, employees, agents and attorneys, from all claims and causes of action Tenant may have against Landlord that arose on or before the Plan Effective Date, including without limitation, any claims based on liability under (a) the Sherman Act, (b) any other applicable antitrust law, or (c) chapter 5 of the Bankruptcy Code.

9. Notwithstanding anything to the contrary contained in this Agreement, but subject to Paragraph 6 of this Agreement, Landlord reserves all rights and remedies under the Lease that relate to any non-monetary defaults (“Non-Monetary Defaults”) by Tenant.

10. As to Non-Monetary Defaults by Tenant arising before the date of this Amendment (without regard to whether notice was required to establish the default) (“Pre-Amendment Non-Monetary Defaults”), Landlord agrees that Tenant shall not be precluded or otherwise restricted from assuming the Lease pursuant to Section 365(a) of the Bankruptcy Code based on any failure by Tenant to cure, compensate, or give adequate assurance of any cure or compensation for any Pre-Amendment Non-Monetary Defaults. Landlord and Tenant intend that Landlord shall have the right to enforce its rights and remedies in respect of any Pre-Amendment Non-Monetary Defaults after the Confirmation Date in a court other than the Bankruptcy Court.

11. Notwithstanding anything contained herein to the contrary, except with respect to Landlord’s and Tenant’s agreements in Paragraph 6 hereof, this Amendment shall be null and void unless the Final Assumption Order is entered by the Bankruptcy Court no later than August 13, 2007.

12. As part of this Agreement, Tenant agrees to pay all reasonable legal fees and out of pocket costs of Landlord, promptly upon receiving demand for such payment, subject only to the provisions of the Final Assumption Order.

13. No party hereto has dealt with any real estate agent or broker in connection with this Amendment, and this Amendment was not brought about or procured through the use or instrumentality of any agent or broker. All negotiations with respect to the terms of this Amendment have been conducted between Landlord and Tenant. The parties hereto covenant and agree to indemnify and hold each other harmless from and against any and all claims for commissions and other compensation made by any agent or agents and/or broker or brokers based on any dealing between either party hereto and any agent or agents and/or broker or brokers, together with all costs and expenses incurred by either party hereto in resisting such claims (including, without limitation, attorney’s fees).

14. The parties hereto represent and warrant to each other that this Amendment (and each term and provision hereof) has been duly and appropriately authorized by the parties hereto through proper written corporate or partnership action and approval, as applicable, and, subject to Paragraph 6 of this Amendment, no additional consent, agreement or approval is required with respect hereto.

15. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

16. Except as modified and amended by this Agreement and subject to Paragraph 6 hereof, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue to be and remain in full force and effect throughout the remainder of the term thereof.

17. If and to the extent that any of the provisions of this Agreement conflict with or are otherwise inconsistent with any of the provisions of the Lease, whether or not such inconsistency is expressly noted in this Agreement, the provisions of this Agreement shall prevail.

18. This Agreement and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Agreement nor the Lease nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by both parties, and to the extent required, by Lender.

19. The covenants, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed as of the day and year first above written.

LANDLORD:

MODULE (DE) LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	SUSPENSION (DE) QRS 15-1, INC.,
general partner

By:	/s/ Donna M. Neiley

Title:	Senior Vice President

TENANT:

TOWER AUTOMOTIVE PRODUCTS COMPANY, INC., a Delaware corporation

By:	/s/ James A. Mallak

Title:	Treasurer

TOWER AUTOMOTIVE TOOL LLC, a Michigan limited liability company

By:	Tower Automotive Michigan Limited
Partnership, a Michigan limited partnership,
its sole member and manager

By:	Tower Automotive Services
and Technology, Inc.,
a Delaware corporation,
its general partner

By:	/s/ James A. Mallak

Title:	Treasurer

GUARANTORS’ CONSENT

TOWER AUTOMOTIVE, INC., a Delaware corporation (“Tower”) and R.J. TOWER CORPORATION, a Michigan corporation (jointly and severally, with Tower, the “Guarantors”), the Guarantors of TOWER AUTOMOTIVE PRODUCTS COMPANY, INC.’s, a Delaware corporation, and TOWER AUTOMOTIVE TOOL LLC’s, a Michigan limited liability company (singly and collectively “Tenant”) obligations under that certain Lease Agreement by and between Tenant, as tenant, and CHASSIS (DE) LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), as landlord, dated as of April 10, 2002, as amended by that certain First Amendment to Lease Agreement, dated as of November     , 2002, pursuant to that certain Guaranty and Suretyship Agreement, dated as of the 10th day of April, 2002, made by the Guarantors to Landlord, do hereby consent to the terms and conditions of the Second Amendment to Lease Agreement, dated as of July 31, 2007, by and between Landlord and Tenant.

Consent given and effective as of this 31st day of July, 2007.

TOWER AUTOMOTIVE, INC.

By:	/s/ James A. Mallak

Title:	Treasurer

R.J. TOWER CORPORATION

By:	/s/ James A. Mallak

Title:	Treasurer

STATE OF Michigan )

) ss.:

COUNTY OF Oakland	)

On the 28th day of July ire year 2007 before me, the undersigned, personally appeared James A. Mallak, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Nanette Dudek

Notary Public

STATE OF Michigan	)

)

COUNTY OF Oakland	)

On the 28th day of July in the year 2007 before me, the undersigned, personally appeared James A. Mallak, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Nanette Dudek

Notary Public

STATE OF New York	)

	)	ss.:

COUNTY OF Kings	)

On the 26th day of July in the year 2007 before me, the undersigned, personally appeared Donna M. Neiley, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signatures on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Anson S. Wong

Notary Public

STATE OF Michigan	)

	)	ss.:

COUNTY OF Oakland	)

On the 28th day of July the year 2007 before me, the undersigned, personally appeared James Mallak, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signatures on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Nanette Dudek

Notary Public

STATE OF Michigan	)

	)	ss.:

COUNTY OF Oakland	)

On the 28th day of July the year 2007 before me, the undersigned, personally appeared James Mallak, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signatures on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Nanette Dudek

Notary Public

LENDER’S CONSENT

The undersigned, the servicer of that loan made on April 10, 2002 in the original principal amount of $12,022,870 made by Morgan Stanley Bank to Module (DE) Limited Partnership, hereby consents to the execution and delivery of this Second Amendment to Lease Agreement. Consent given and effective as of this 31st day of July, 2007.

LASALLE BANK NATIONAL ASSOCIATION, as Trustee for Morgan Stanley Dean Witter Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2002-TOP 7.

By: Wells Fargo Bank, National Association, as Master Servicer under the Pooling and Servicing Agreement dated as of June 1, 2002 among Morgan Stanley Dean Witter Capital I Inc., Wells Fargo Bank, National Association, GMAC Commercial Mortgage Corporation, LaSalle Bank National Association, Wells Fargo Bank Minnesota, National Association, and ABN AMRO Bank N.V.

By: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer.

By:	/s/ Sarah J. Burns
Name:	Sarah J. Burns
Title:	Assistant Vice President

EXHIBIT H

FLOOR NET SALE PRICES

Milan, TN	[*]

Bluffton, OH: The Floor Net Sale Price of the Bluffton Premises shall be agreed upon jointly by Landlord and Tenant within thirty (30) days of the earlier to occur (a) the date on which Tenant has notified Landlord that Tenant has seized operations at the Bluffton Premises and (b) the date at which Tenant has actually seized such operations (for purposes of the determination of the fair market value for the Bluffton Premises hereunder, should such determination become necessary, this date shall be also referred to as one of the instances of (i) the term “Applicable Initial Date” as otherwise defined in Paragraph 29 of this Lease and (ii) a “Relevant Date” as otherwise defined in Paragraph 2 of this Lease). If Landlord and Tenant cannot agree on the Floor Net Sale Price within such thirty (30) day period, the Floor Net Sale Price for the Bluffton Premises shall be the fair market value of the Bluffton Premises as of the Relevant Date as if unaffected and unencumbered by this Lease and determined in accordance with the same procedures as are used for the determination of Fair Market Value specified for in Paragraph 29 of this Lease.

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